Exhibit 10.8
[Employment Agreement between Orient-Express Services Ltd. and John M. Scott III dated November 8, 2012]
THIS AGREEMENT is made on 8 November 2012.
BETWEEN

(1)	ORIENT-EXPRESS SERVICES LIMITED, (Company number 00946687) which has its registered office at 1st Floor, Shackleton House, 4 Battle Bridge Lane, London, SE1 2HP (the Company); and

(2)	JOHN MARCY SCOTT III of 4212 Belclaire Avenue, Dallas, Texas USA 75205 (the Executive)
IT IS AGREED as follows:-
1.    DEFINITON
In this Agreement the following expressions have the following meanings:
Board means the board of directors of Orient-Express Hotels (as defined below);
Change of Control Agreement means the severance agreement entered into between the Executive and Orient-Express Hotels on the date of this Agreement;
Confidential Information means any confidential information relating to the Company's, or any Group Company's business including, but not limited to, its financial position, business strategies, market position or technical information such as know how or trade secrets, received or acquired (by any means) by the Executive from the Company or any Group Company during the Employment which is designated by the Company, or marked, as confidential or which by reason of its character and/or the manner of its coming to his knowledge, is evidently confidential;
Effective Date means 8 November 2012;
Employment means the Executive's employment in accordance with the terms and conditions of this Agreement;
Good Reason means:

(a)
the failure of the Executive to be nominated for and elected as a director of Orient-Express Hotels at the first annual general meeting of the Orient-Express Hotels stockholders following the Effective Date; provided that the Executive understands and acknowledges that Orient-Express Hotels cannot in any way cause or guarantee his appointment as a director, but the Company and Orient-Express Hotels understand and acknowledge that the Executive's service as a director of Orient-Express Hotels is a condition to the Executive's entering into this Agreement;

(b)
the failure of the Executive to be nominated for or elected as a director of Orient-Express Hotels at each subsequent annual general meeting of the Orient-Express Hotels stockholders during the Employment; provided that the Executive understands and acknowledges that Orient-Express Hotels cannot in any way cause or guarantee his appointment as a director, but the Company and Orient-Express Hotels understand and acknowledge that the Executive's service as a director of Orient-Express Hotels is a condition to the Executive's entering into this Agreement;

(c)	the removal of the Executive as a director of either the Company or Orient-Express Hotels other than for just cause under the applicable Bye-Laws or Articles of Association;

(d)	Orient-Express Hotels giving notice to not extend the term of, or to terminate, the Change of Control Agreement under section 2 of the Change of Control Agreement;

(e)	the assignment to the Executive of any duties materially inconsistent with the Executive's status as President and Chief Executive Officer of Orient-Express Hotels;

(f)	a reduction by the Company in the Salary, Expatriate Allowance or any guaranteed Target Bonus, as each is in effect at the Effective Date or as the same may be increased from time to time;

(g)	the relocation of the Executive's principal place of employment to a location more than 50 miles from London;

(h)	the failure by the Company to pay to the Executive any portion of the Executive's current compensation within 30 days of the date such compensation is due;

(i)	a material reduction in the Executive's aggregate benefit entitlements under this Agreement in breach of the terms of this Agreement;

(j)	the failure of the Company to provide the Executive the annual bonus opportunity described in clause 5 below; or

(k)	a material failure by the Company or Orient-Express Hotels to perform any of its other obligations under this Agreement.
Group Company means Orient-Express Hotels, the Company, any holding company and any subsidiary of the Company or any holding company (as defined in the Companies Act 2006);
Indemnification Agreement means the indemnification agreement entered into between the Executive and Orient-Express Hotels on the date of this Agreement;
Orient-Express Hotels means Orient-Express Hotels Ltd., a company registered in Bermuda with its registered office at Canon's Court, 22 Victoria Street, Hamilton, HM12, Bermuda, whose shares are listed on the New York Stock Exchange;
Recognised Investment Exchange has the meaning given to it by section 285 of the Financial Services and Markets Act 2000.
2.    TERM AND JOB DESCRIPTION
2.1    The Executive shall be employed by the Company as President and Chief Executive Officer of the Company and of its parent company, Orient-Express Hotels. The Executive shall:
(a)    be appointed a director of the Company on the Effective Date; and

(b)
be nominated by Orient-Express Hotels for election to the Board at the first annual general meeting of the Orient-Express Hotels stockholders following the Effective Date or such other time when such nominations are made together with any other directors who are being nominated at that time; and

(c)	be appointed to the Board as soon as practicable following the Effective Date to fill any casual vacancy on the Board; and

(d)
be nominated by Orient-Express Hotels for election to the Board at each subsequent annual general meeting during the Employment or at such other time as directors are nominated together for election to the Board.

During the Employment the Executive shall be invited to attend all Board meetings in his role as Chief Executive Officer of Orient-Express Hotels until such time as he is elected or appointed to the Board.
2.2    The Employment shall begin on the Effective Date. For statutory purposes, there is no previous period of continuous employment.
2.3    Subject to clause 19, the Employment will continue until terminated by either party giving to the other six months' written notice at any time.
2.4    The Executive acknowledges that the Company will, as a result of the Executive signing this Agreement and agreeing to become its President and Chief Executive Officer, share with the Executive Confidential Information in anticipation of his assumption of his new role and will undertake significant internal measures to install the Executive to its management with effect from the Effective Date. In consideration of this, the Executive undertakes that he will not, from the date of this Agreement until the Effective Date, enter into discussions with any other party with a view to his employment or engagement by that other party or any other third party or accept an offer of employment or engagement from such other party or any other third party such that he would not be able to meet his obligations under this Agreement.
2.5    Prior to the Effective Date Orient-Express Hotels and the Executive shall agree an announcement about the Executive's appointment as President and Chief Executive Officer of Orient-Express Hotels. No announcement shall be made by Orient-Express Hotels, the Company or any Group Company about the Executive's appointment without his express approval.
2.6    The Company and Orient-Express Hotels will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets to expressly assume and agree, in writing before effecting such succession, to perform the Company's obligations under this Agreement.
3.    DUTIES
3.1    During the Employment, the Executive will:

(a)
diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board consistent with his employment as President and Chief Executive Officer, whether such duties or powers relate to the Company or any other Group Company;

(b)    comply with all express directions lawfully and properly given to him by the Board;

(c)
subject to clause 15.2, unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his working hours to the business of the Company or any other Group Company for which he is required to perform duties;

(d)
promptly provide the Board with all such information in his possession and that he can reasonably obtain as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

3.2    As a senior executive the Executive's working time is not measured or pre-determined. The Executive is responsible for determining his own hours of work, sufficient for the proper performance of his duties.

3.3    The Executive's normal place of work is the Company's London office from time to time or such other office location within Greater London at which the Company may from time to time require the Executive to base himself. Upon the Executive's relocation to the London area, his residence shall be within a reasonable daily travelling distance of the Company's offices in London.
3.4    The Executive acknowledges that the Company's business is global and agrees to travel globally and work (both within and outside the United Kingdom) as may be required for the proper performance of his duties under the Employment.
4.    SALARY
4.1    The Company shall pay to the Executive a basic salary of US$900,000 (less any deductions required by law) per calendar year (as such amount may be adjusted from time to time, the Salary) which shall accrue from day to day and be payable in arrears by equal monthly instalments on the same date as the Company's other London based senior executives are paid. The Salary will be reviewed annually during the Employment, with the first review being undertaken by the Compensation Committee of the Board for 2014. No Salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Salary following a review of the Salary, but will not decrease it.
4.2    The Salary will be inclusive of all fees and other remuneration to which the Executive may be or become entitled as an officer of the Company or of any other Group Company.
4.3    The Executive agrees that, pursuant to Part II of the Employment Rights Act 1996, the Company has the right to deduct from his Salary and/or bonus and/or any other amounts due or owed to the Executive by the Company (or any other Group Company) any amount owed to the Company or any Group Company by the Executive.
5.    BONUS
5.1    Subject to this clause 5, the Executive shall participate in the Company's annual bonus plan, in accordance with the rules of the plan in force from time to time. For the avoidance of doubt, if there is any conflict between this Agreement and the rules of the Company's annual bonus plan in force from time to time the terms of this Agreement shall prevail.
5.2    The Executive's on-target bonus will be 125 per cent. of Salary (the Target Bonus) and his maximum bonus will be 150 per cent. of Salary (the Maximum Bonus). In respect of 2012 and 2013 only, the Executive will be guaranteed to be paid the Target Bonus (without prejudice to his ability to earn a higher bonus payment subject to the Maximum Bonus). Any bonus payable (including any guaranteed Target Bonus) in respect of 2012 shall be pro-rated to reflect the period for which the Executive is employed by the Company in 2012 save that the amount of the bonus payable in respect of 2012 shall be no less than US$160,273. Any bonus payable shall be paid less any deductions required by law and shall be fully paid between January 1 and April 15 of the calendar year immediately following the calendar year in respect of which the bonus was earned.
5.3     Save in relation to any right of the Executive to receive payment of a sum in respect of Target Bonus under clause 19.3, the Executive will only be eligible to receive a bonus if he is in the Company's employment at the date of payment and has not given or received notice to terminate his employment in accordance with clause 2.3 of this Agreement.
5.4    The terms of the Executive's annual bonus opportunity may be changed at any time from January 2014 onwards but for the avoidance of doubt it is agreed that the Executive will always be entitled to participate in an annual bonus plan which generates an opportunity to earn a target amount equal to the Target Bonus and an opportunity to earn a maximum amount of no less than the Maximum Bonus. Any bonus payment made to the Executive is non-pensionable.

6.    INITIAL INCENTIVE AWARD
6.1     The Executive will be entitled to receive an initial incentive award of 440,000 deferred Class A common shares in Orient-Express Hotels, which award will be made on the Effective Date.
6.2    Subject to this clause 6.2, the initial incentive award will be made subject to the rules of Orient Express Hotels' 2009 Share Award and Incentive Plan (LTIP) applicable to deferred shares. Vesting of the initial incentive award will not be subject to any performance criteria: one quarter of the award will vest on 1 January 2013, with the remaining three quarters of the award vesting in three equal tranches on the first, second and third anniversary of 1 January 2013. Except as provided in clause 19.3 below or the Change of Control Agreement, vesting of each tranche of the award will be conditional on the Executive continuing to be employed by the Company and not being under notice on the applicable vesting date. Any vesting of the initial incentive award will be settled in Class A common shares in Orient-Express Hotels or in cash, unless otherwise agreed in writing with the Executive. Any such shares or cash to which the Executive becomes entitled as a result of the vesting of the initial incentive award will, subject to Section 11 of the LTIP rules, be delivered or paid to the Executive promptly after vesting and no later than 2½ months after the end of the calendar year in which the deferred shares become vested.
7.    LONG TERM INCENTIVE PLAN
7.1    The Executive shall be granted an award under a long term incentive plan in each financial year of the Company, beginning in 2013, in accordance with the rules of the long term incentive plan in force from time to time.
7.2    The Executive's annual long term incentive plan award will be no less than 150 per cent. of the Salary.
7.3    Any long term incentive plan award granted to the Executive will be granted subject to the rules of the long term incentive plan in force from time to time and in accordance with Orient-Express Hotels' policy on allocation of equity instruments for long term incentive plan awards in force at the time of the relevant grant. As at the date of this Agreement, long term incentive plan awards are granted under the LTIP and Orient-Express Hotels' policy on allocation is by value 40 per cent. share options, 35 per cent. performance shares and 25 per cent. deferred shares.
8.    RELOCATION EXPENSES
8.1    Subject to production of receipts or other appropriate evidence of payment, the Company shall reimburse the Executive in respect of any reasonable and customary costs incurred by him in relocating himself and his family to accommodation within a reasonable daily travelling distance of the Company's offices in London (including any reasonable costs incurred in respect of the Executive, his wife and children visiting London in order to view and secure temporary and permanent accommodation for himself and his family, in order to attend any school interviews, rental payments and rental fees in respect of temporary accommodation whilst doing so, moving costs, storage costs, house-hunting expenses (including estate agents fees and travel costs) and shipping costs) (together Relocation Expenses).
8.2    The Executive undertakes that:

(a)	he will relocate himself to London as soon as reasonably practicable after the date of this Agreement; and

(b)
his family will relocate as soon as reasonably practicable after the date on which the Executive first secures permanent accommodation for himself and his family (the Relocation Date) and in any event in advance of the 2013/14 school year.

8.3    The reimbursement of any Relocation Expenses pursuant to this clause 8 will be done in a manner which complies with the rules applicable under US Treasury Regulation Section 1.409A-3(i)(1)(iv) applicable to reimbursements and in-kind benefits. The Company shall gross up any amount paid by way of reimbursement of Relocation Expenses pursuant to this clause 8 to reflect any PAYE income tax and primary class 1 National Insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that the Company is liable to account for as a result of paying the Executive such reimbursement amount.
8.4    On termination of the Executive's employment by the Executive pursuant to clause 19.4, by the Company other than pursuant to clause 19.5, or upon the Executive's death and subject to production of receipts or other appropriate evidence of payment, the Company shall reimburse the Executive in respect of any reasonable and customary costs (other than any property-related taxes) incurred in relocating himself and his family to the United States of America (including any reasonable costs in respect of moving costs, storage costs, travel costs, the costs of the Executive's and his family's return journey to the United States of America and shipping all personal possessions back to the United States of America).
9.    EXPATRIATE ALLOWANCE
9.1    From the Relocation Date the Executive will be paid, in addition to the Salary, an annual expatriate allowance of US$500,000 (less any deductions required by law) (the Expatriate Allowance). The Expatriate Allowance will accrue on a daily basis, and will be payable in arrears in equal monthly instalments on the same date as instalments of the Salary are paid.
9.2    Subject to production of receipts or other appropriate evidence of payment, the Executive will be entitled to be reimbursed in respect of all reasonable travel and accommodation expenses incurred by the Executive until the Relocation Date. The reimbursement of such expenses will be done in a manner which complies with the rules applicable under US Treasury Regulation Section 1.409A-3(i)(1)(iv) applicable to reimbursements and in-kind benefits.
9.3    The Executive will be reimbursed the cost of two return business class tickets to and from the United States each calendar year for each of himself, his wife and his three children. The Executive is not entitled to carry over this entitlement from one year to the next. The Company shall gross up any amount paid by way of reimbursement pursuant to this clause 9.3 to reflect any PAYE income tax and primary class 1 National Insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that the Company is liable to account for as a result of paying the Executive such reimbursement amount.
10.    EXPENSES
10.1    The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to production of receipts or other appropriate evidence of payment. The Company will further reimburse the reasonable expenses incurred by the Executive in seeking tax advice in relation to the preparation of his and his wife's annual tax returns in respect of any tax years falling during the course of the Employment. The reimbursement of expenses as referred to in this clause 10.1 will be done in a manner which complies with the rules applicable under US Treasury Regulation Section 1.409A-3(i)(1)(iv) applicable to reimbursements and in-kind benefits.
11.    PENSION
From the Effective Date, the Executive will be entitled to join the Company's Group Personal Pension Plan (or such other plan as the Company may make available to its London based senior executives from time to time).

12.    INSURANCE
12.1    From the Effective Date, and during the Employment, the Executive shall participate in such personal accident insurance, private medical expenses insurance, life assurance and permanent health insurance arrangements as the Company has in place for its London based senior executives from time to time, at the rate and/or level of cover then applicable to other existing senior London based executives or higher. The Company will procure that any such private medical expenses insurance arrangement provides cover in respect of the Executive, his wife and unmarried dependent children below the age of 21 (or such other age limit provided generally under the Company's group medical insurance plan from time to time).
12.2    Subject to production of receipts or other appropriate evidence of payment, the Executive will be entitled to be reimbursed by the Company in respect of the reasonable costs incurred by the Executive in obtaining private medical expenses insurance arrangements for his wife and children in the United States of America in respect of the period from the Effective Date to the date on which they relocate to London provided that where possible the Executive will seek to elect for the continuation of such benefits under any existing policy the Executive might have the benefit of until his wife and children relocate to London and are covered by the private medical expenses insurance referred to in clause 12.1. The reimbursement of such expenses will be done in a manner which complies with the rules applicable under US Treasury Regulation Section 1.409A-3(i)(1)(iv) applicable to reimbursements and in-kind benefits. The Company shall gross up any amount paid by way of reimbursement pursuant to this clause 12.2 to reflect any PAYE income tax and primary class 1 National Insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contribution in any jurisdiction) that the Company is liable to account for as a result of paying the Executive such reimbursement amount.
13.    HOLIDAY
13.1    The Executive's paid annual holiday entitlement is 25 days (plus bank and public holidays in England), to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro‑rata during each calendar year of the Employment.
13.2    Up to a maximum of 5 days' accrued but untaken holiday may be carried forward to the next calendar year but any carried forward holiday must be taken within the first quarter of the next calendar year otherwise the right to take such holiday will be lost. Subject to clause 13.3 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.
13.3    On termination of the Employment, the Executive's entitlement to accrued holiday pay shall be calculated on a pro‑rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive's salary). If the Executive has taken more working days' paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive's salary.)
14.    SICKNESS AND OTHER INCAPACITY
14.1    Subject to the Executive's compliance with the Company's policy on notification and certification of periods of absence from work as disclosed to the Executive, the Executive may, at the Board's sole discretion, continue to be paid the Salary, the Expatriate Allowance and any bonus payable during any period of absence from work due to sickness, injury or other incapacity. Any such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.
14.2    The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.

15.    OTHER INTERESTS
15.1    Subject to clause 15.2, during the Employment the Executive will not (without the Board's prior written consent) be directly or indirectly engaged, concerned or interested in (whether by serving as a director or otherwise) any other business activity, trade or occupation.
15.2    Notwithstanding clause 15.1, the Executive may:

(a)
continue to hold, and perform the duties associated with, his directorship of Cedar Fair Entertainment Company provided that, in the Board's reasonable opinion, there is no material conflict at any time between the Executive holding such position or performing such duties and the duties which he owes under this Agreement or as a result of his directorship(s) of Orient-Express Hotels or any Group Company. The Company confirms that, as at the date of this Agreement, the Board has not determined that there is any such material conflict; and

(b)
continue to hold, and perform the duties associated with, his directorship of Kimpton Hotels and Restaurants until such time as the Executive's resignation from such company becomes effective. The Executive undertakes that he will submit his resignation from the position he holds with Kimpton Hotels and Restaurants to that company as soon as reasonably practicable after the date of this Agreement and will secure that such resignation becomes effective as soon as practicable thereafter; and

(c)
perform duties for not for profit organisations, provided that, in the Board's opinion, there is no conflict between the Executive performing such duties and the duties which he owes under this Agreement; and

(d)
hold for investment purposes an interest of up to 3 per cent. in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed on or dealt in a Recognised Investment Exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any Group Company; and

(e)	continue to hold his shareholding in Kimpton Hotels and Restaurants which was purchased for US$500,000.
16.    SHARE DEALING AND OTHER CODES OF CONDUCT
The Executive will comply with all codes of conduct, including its Code of Business Conduct and Ethics, Corporate Governance Guidelines and Anti-Bribery Policy, adopted from time to time by the Board of which the Executive is aware and has been provided copies and with all applicable rules and regulations of the New York Stock Exchange and any other relevant regulatory bodies, including the US Securities and Exchange Commission.
17.    INTELLECTUAL PROPERTY
During the Employment, to the extent that the Executive conceives of new methods or devices by which the products, services, processes, equipment or systems of the Company or any Group Company with which he is concerned or for which he is responsible might be improved and, accordingly, originates designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works, but specifically excluding those Employee Works written, originated, conceived or made by the Executive wholly outside normal working hours and unconnected with the Employment or the business of the Company or any Group Company) may subsist, then:

(a)	the Executive shall forthwith disclose full details of any Employee Works in confidence to the Company and shall regard himself in relation to any Employee Works as a trustee for the Company;

(b)	all intellectual property rights in any Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)
notwithstanding (b) above, the Executive assigns to the Company all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all such Employee Works;

(d)	the Executive hereby waives all moral rights as author under the Copyright Designs and Patents Act 1988 or any equivalent laws in respect of any Employee Works; and

(e)
the Executive agrees and undertakes that at any time during or after the termination of the Employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require. In the event that the Executive is required to take any action under this clause 17(e) after the termination of the Employment, the Company will reimburse all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of taking such action, subject to production of receipts or other appropriate evidence of payment.

18.    DISCIPLINARY AND GRIEVANCE PROCEDURES
18.1    If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board within 7 days of that decision. The Chairman's decision shall be final.
18.2    If the Executive has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board whose decision shall be final.
19.    TERMINATION
19.1    Either party may terminate the Employment in accordance with clause 2.3.
19.2    The Company may, in its sole discretion, terminate the Employment at any time with immediate effect and, subject to clause 19.7, pay a sum in lieu of notice (the Payment in Lieu) equal to:

(a)
the Salary and the Expatriate Allowance which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 2.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period); and

(b)
if the Company is not permitted under the terms of the applicable insurance policy to continue to provide the benefits provided pursuant to clause 12 (or any of them) during that period, the cost to the Employee of obtaining in the market for himself and his family benefits equivalent to those provided pursuant to clause 12 which the Executive would have been entitled to receive during that period. Alternatively, the Company may in its absolute discretion continue to provide such benefits during that period.

For the avoidance of doubt, the Executive will not be entitled to receive any payment in addition to the Payment in Lieu in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
The Payment in Lieu shall be paid, subject to such deductions as may be required by law, in a lump sum within 15 days after the termination of the Executive's employment and, subject to clause 19.3 below, shall be made in full and final settlement of any claims (other than statutory claims) the Executive may have against the Company or any Group Company arising from the termination of the Employment.

19.3    Subject to the following provisions of this clause 19.3 and clauses 19.6 and 19.7 below, if the Company terminates the Employment other than pursuant to clause 19.5 below or if the Executive terminates the Employment at any time for Good Reason pursuant to clause 19.4 below, (a) the Company shall make a severance payment to the Executive of two years' Salary plus two years' Target Bonus (less any deductions required by law) (the Severance Payment) and (b) any unvested deferred shares granted to the Executive as part of the initial incentive award referred to in clause 6 which would otherwise have vested on 1 January 2013 shall vest immediately on the date of termination of the Employment. The Executive will receive 50 per cent. of the Severance Payment as a lump sum payment in the Company's payroll immediately following the date of termination of the Employment and the remaining 50 per cent. in twelve equal monthly instalments on the Company's usual payroll date during the one year period commencing immediately following the termination of the Employment. Subject to clause 2.3 and 19.2 above, the Severance Payment shall be made in full and final settlement of any claims (other than statutory claims) the Executive may have against the Company or any Group Company arising from the termination of the Employment.
19.4    Subject to the following provisions of this clause 19.4, the Executive may at any time, by notice to the Company, terminate the Employment for Good Reason. A termination of employment by the Executive shall be deemed to be for Good Reason only if the Executive has delivered to the Company a written notice within 90 days after the occurrence of the circumstances giving rise to Good Reason reasonably identifying the actions or inactions alleged to constitute Good Reason and the Company has not cured such actions or inactions alleged to constitute Good Reason within 30 days after receipt of such notice.
19.5    The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)
commits any material or persistent breach of any of the provisions of this Agreement provided that if any such breach or non-observance is capable of remedy then this sub-clause shall have effect only if written notice of that breach is served by the Company on the Executive and the Executive shall have failed to remedy such a breach within 14 days of the service of such notice;

(b)
commits any serious or repeated breach of any applicable policies and procedures of the Company or any Group Company that have been provided to the Executive and of which he is aware (as amended or superseded from time to time) including, but not limited to, those referred to in clause 16 above provided that if any such breach or non-observance is capable of remedy then this sub-clause shall have effect only if written notice of that breach is served by the Company on the Executive and the Executive shall have failed to remedy such a breach within 14 days of the service of such notice;

(c)	is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(d)	is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(e)	is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence or any offence for which a custodial sentence may not be imposed);

(f)	is disqualified from acting as a director of a company by order of a competent court;

(g)
is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an administration order made against him under the County Courts Act 1984 or any other similar procedure under other applicable law; or

(h)	voluntarily resigns his directorship of the Company or Orient-Express Hotels (other than at the explicit request of or by agreement or arrangement with the Board).

The Board shall, where reasonably practicable, afford the Executive a reasonable opportunity to meet with the Board before the Board authorises or takes any action described in any of clauses 19.5(a) to (d) above. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.
19.6    The Company may also terminate the Employment in accordance with clause 2.3 or 19.2 above with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive is unable (whether due to illness, injury or any medically recognised condition) properly and effectively to perform his duties under this Agreement for a period or periods totalling 130 working days in any consecutive period of 12 months.
19.7    Notwithstanding the provisions above in this clause 19, the Executive shall not have any entitlement to, and will not be paid, any Payment in Lieu, Severance Payment or other amounts under this clause 19 if any amount becomes payable and is paid to the Executive under the Change of Control Agreement.
19.8    On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:

(a)
immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company save that the Executive shall be entitled to retain any personal papers, documents and records relating to the terms of the Executive's Employment, including the Salary and other benefits and any rights of the Executive to participate in, and terms and conditions of, any annual bonus or other incentive scheme, including any long term incentive plan or share option scheme, and any similar such papers, documents and records that relate to the Employment;

(b)
immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)
immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts; provided, however, that nothing contained herein shall relieve the Executive of his obligation to repay any such outstanding amounts when due to the Company or any Group Company and, provided, further, that with respect to amounts payable under this Agreement that are considered “nonqualified deferred compensation” under Section 409A of the Code the Company's right to make deductions from such amounts shall not change the date that such amounts are deemed to be paid to the Executive or included in the Executive's taxable income, but rather that the Company shall only be entitled to make the foregoing deductions at the time such amounts are payable to the Executive and included in the Executive's taxable income to the extent that the Executive has refused prior timely and reasonable attempts by the Company to collect such amounts from the Executive.

19.9    It is acknowledged that the Executive may, during the Employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of the LTIP or any other profit sharing, share incentive, share option, bonus or phantom option scheme operated by the Company or any Group Company with respect to shares in the Company or any Group Company. If, on termination of the Employment, whether lawfully or in breach of contract the Executive loses any of the rights or benefits under any such scheme (including rights or benefits which the Executive would not have lost had the Employment not been terminated) the Executive shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such scheme.

19.10    The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.
20.    SUSPENSION AND GARDENING LEAVE
20.1    Where notice of termination has been served by either party whether in accordance with clause 2.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(a)
not to attend any premises of the Company or any other Group Company, provided that where notice of termination is given by the Company, the Company shall allow the Executive to attend such premises by appointment at a time agreed with the Company to collect his personal possessions; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any holiday which has accrued under clause 13 during any period of suspension under this clause 20.1.
Notwithstanding anything to the contrary in this Agreement, any action by the Company to place the Executive on gardening leave pursuant to this clause 20.1, including any requirement imposed by the Company on the Executive to take or refrain from any of the actions referred to in clauses 20.1(a) to (d) above shall not constitute Good Reason or affect or impair any right of the Executive arising out of or in connection with the termination in respect of which notice was served, including any right which the Executive may have under clause 19.3. The provisions of clause 15.1 shall remain in full force and effect during any period of suspension under this clause 20.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 20.1 to the same extent the Executive would be bound absent such suspension.
Any suspension under this clause 20.1 shall be on full Salary and benefits (including Expatriate Allowance and any bonus payable during any period of suspension).
20.2    The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full Salary and benefits (including Expatriate Allowance and any bonus payable during any period of suspension), save that the Executive shall not be entitled to earn any additional bonus during any period of suspension.
21.    RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY
The Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another's advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information concerning the business or affairs of the Company or any Group Company or any of its or their customers.
The restrictions in this clause shall not apply:

(a)	to any disclosure or use of information which is already in the public domain otherwise than by breach of this Agreement;

(b)	to any disclosure or use of information which was known to, or in the possession of, the Executive prior to his receipt of such information from the Company or any Group Company whenever so received;

(c)
to any disclosure or use of information which has been conceived or generated by the Executive independently of any information or materials received or acquired by the Executive from the Company or any Group Company;

(d)
to any disclosure or use authorised in writing by the Board or required by the Employment, by applicable US securities laws or regulations, by any stock exchange rules, by any other applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes, or by order or subpoena of any government or regulatory authority or court; provided that (with respect to the last type of permitted disclosure) the Executive promptly notifies the Company when any such disclosure requirement arises to enable the Company (at its expense) to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;

(e)	so as to prevent the Executive from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Employment is ended; or

(f)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.
22.    POST-TERMINATION COVENANTS
22.1    For the purposes of clause 22 the term “Termination Date” shall mean the date of the termination of the Employment howsoever caused.
22.2    The Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity: -

(a)
for the period of (subject to clause 22.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Executive had personal business dealings during the course of the Employment in that 12 month period. Nothing in this clause 22.2(a) shall prohibit the seeking or doing of business which is not in direct or indirect competition with the business of the Company or any Group Company as at the Termination Date;

(b)
for the period of (subject to clause 22.3 below) 12 months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the 12 months immediately prior to the Termination Date, a client or customer of the Company or any Group Company with whom the Executive had personal business dealings during the course of the Employment in that 12 month period. Nothing in this clause 22.2(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company as at the Termination Date;

(c)
for the period of (subject to clause 22.3 below) 12 months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director or in a managerial, consultative or technical capacity; and with whom the Executive had personal business dealings during the course of the Employment in the 12 month period immediately prior to the Termination Date;

(d)
for the period of (subject to clause 22.3 below) 12 months following the Termination Date, carry on, set up, be employed, engaged or interested in a business which is or is about to be in competition with the business of the Company or any Group Company as at the Termination Date with which the Executive was actively involved during the 12 month period immediately prior to the Termination Date. It is agreed that in the event that any such company ceases to be in competition with the Company and/or any Group Company this clause 22.2(d) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 22.2(d) shall not, at any time following the Termination Date, prevent the Executive from holding shares or other capital not amounting to more than 3 per cent. of the total issued share capital of any company whether listed on a Recognised Investment Exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company as at the Termination Date.

22.3    The period during which the restrictions referred to in clauses 22.2(a) (b), (c) and (d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 20.1.
22.4    The Executive agrees that if, during the Employment, he receives an offer of employment or engagement, he will provide a copy of clause 22 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company as soon as possible after the offer is accepted.
22.5    The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company that the Company may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses 22.2(a) (b), (c) and (d) inclusive (or such as may be appropriate in the circumstances).
23.    EXECUTIVE'S POSITION AS DIRECTOR
23.1    The Executive's duties as a director of the Company or any other Group Company are subject to the Bye-laws or other constitutional documents for either the Company or any Group Company (as applicable) which have been disclosed to the Executive and of which he is aware.
23.2    If during the Employment the Executive ceases (other than by resigning) to be a director of the Company or Orient-Express Hotels, this Agreement and the Employment will continue for the time being as if the Employment was as senior employee instead of that of President and Chief Executive Officer and with the same duties and responsibilities as were applicable in the latter capacity.
24.    WAIVER OF RIGHTS
24.1    If the Employment is terminated by either party and the Executive is offered re‑employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.
25.    DATA PROTECTION
25.1    The Executive consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)	performing its obligations under this Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(b)
the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(c)
processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)
transferring data to countries outside the European Economic Area, including without limitation the United States, for the purposes of managing the business of the Company or any Group Company or administering any applicable policies, pay or benefits.

25.2    The Executive explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)
where the sensitive personal data relates to the Executive's health, any processing in connection with the operation of the Company's (or any Group Company's) sickness policy or any relevant pension scheme or monitoring absence;

(b)
where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of disciplinary investigation and/or action by the Company or any Group Company;

(c)
for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)	for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.
26.    EMAIL AND INTERNET USE
The Executive agrees to be bound by and to comply with the terms of the Company's email and internet policy as disclosed to the Executive.
27.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
Section 1(1) of the Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement but only to the extent that the Executive's heirs may enforce its terms in their own right despite the fact that the Executive's heirs are not a party to this Agreement.
28.    MISCELLANEOUS
28.1    This Agreement, the Change of Control Agreement and the Indemnification Agreement, together with any other documents referred to in this Agreement, constitute the entire agreement and understanding between the parties, and supersede all other agreements both oral and in writing between the Company (or any Group Company) and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive's contract of employment.
28.2    The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.
28.3    The Executive and the Company agree that it is the intent of the parties that this Agreement be interpreted and construed in accordance with, and not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the US Internal Revenue Code (the Code), and that to the extent any provisions of this Agreement do not comply with Section 409A of the Code, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A of the Code. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination or until the Executive's earlier death, at which time the Executive (or the Executive's estate) shall be paid the amount of such lump sum payments in a lump sum and (ii) in instalments within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination or until the Executive's earlier death, at which time the Executive (or the Executive's estate) shall be paid the aggregate amount of such instalment payments in a lump sum, and after the first business day of the seventh month following the date of termination or until the Executive's earlier death and continuing each month thereafter, the Executive (or the Executive's estate) shall be paid the regular payments otherwise due to the Executive in accordance with the payment terms set forth herein. Notwithstanding any provision of this Agreement to the contrary, references to a “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive's “separation from service” (within the meaning of US Treasury Regulation Section 1.409A-1(h)). For the purposes of Section 409A of the Code (including, without limitation, for the purposes of US Treasury Regulation 1.409A-2(b)(2)(iii), each payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Notwithstanding anything in this Agreement or in any Company policy, with respect to any reimbursement or in-kind benefit arrangements that constitute deferred compensation for purposes of Section 409A of the Code, except as otherwise permitted by Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement shall be made to the Executive as soon as administratively practicable following submission to the Company for reimbursement, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any payments that qualify for the “short-term deferral” exception under US Treasury Regulation Section 1.409A-1(b)(4), the “separation pay” exception under US Treasury Regulation 1.409A-1(b)(9)(iii), or another exception under Section 409A of the Code will be paid under the applicable exception to the greatest extent possible.
28.4    Any notice to be given under this Agreement to the Executive must be in writing and may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company must be in writing and may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the fourth day (excluding Sundays and public and bank holidays) after posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.
28.5    Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re‑enactment thereof.
28.6    This Agreement is governed by, and shall be construed in accordance with, the laws of England. The parties submit to the non-exclusive jurisdiction of the English courts with regard to any dispute of claim arising under this Agreement.
SIGNED as a DEED and        )
DELIVERED by         ) /s/ John M. Scott III
JOHN MARCY SCOTT III     )

SIGNED for and on behalf of    )
ORIENT-EXPRESS SERVICES    ) /s/ Martin O'Grady
LIMITED            ) Director